Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

15 Month Callable Contingent Coupon Equity Linked Securities Linked to the Worst of RTY and SPX

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlyings:	Russell 2000® Index (ticker: "RTY") and S&P 500® Index (ticker: "SPX")
Pricing date:	September 9, 2022
Valuation date:	December 11, 2023
Maturity date:	December 14, 2023
Contingent coupon:	1.30%, paid monthly (equivalent to 15.60% per annum) if and only if a coupon barrier event has not occurred during the related observation period. If a coupon barrier event occurs during an observation period, you will not receive any contingent coupon payment on the related contingent coupon payment date. A coupon barrier event will occur if the closing value of any underlying is less than its coupon barrier value on any scheduled trading day for that underlying during an observation period.
Payment at maturity (if not called):	• If the final underlying value of the worst performer is **greater than or equal to** its initial underlying value: $1,000 • If the final underlying value of the worst performer is **less than** its initial underlying value and a knock-in event **has not** occurred: $1,000 • If the final underlying value of the worst performer is **less than** its initial underlying value and a knock-in event **has** occurred: $1,000 + [$1,000 × underlying return of worst performer] If the securities are not redeemed prior to maturity, the final underlying value of the worst performer is less than its initial underlying value and a knock-in event has occurred, you will receive less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
Contingent coupon payment dates:	For each observation period, the third business day after the observation period end-date for such observation period, except that the contingent coupon payment date following the final observation period will be the maturity date.
Coupon barrier event:	A coupon barrier event will occur with respect to an observation period if the closing value of any underlying is less than its coupon barrier value on any scheduled trading day for that underlying during that observation period.
Coupon barrier value:	For each underlying, 75% of its initial underlying value
Knock-in value:	For each underlying, 75% of its initial underlying value
Knock-in event:	A knock-in event will occur if, on any scheduled trading day during the period from but excluding the pricing date to and including the valuation date, the closing value of any underlying is less than its knock-in value.
Redemption:	We may call the securities, in whole and not in part, for mandatory redemption on any potential redemption date upon not less than three business days' notice. Following an exercise of our call right, you will receive for each security you then hold an amount in cash equal to $1,000.00 plus the related contingent coupon payment, if any.
Potential redemption dates:	Monthly, beginning after six months

Initial underlying value:	For each underlying, its closing value on the pricing date
Final underlying value:	For each underlying, its closing value on the valuation date
Observation periods:	Each observation period will consist of each day from but excluding an observation period end-date to and including the following observation period end-date, provided that the first observation period will consist of each day from but excluding the pricing date to and including the first observation period end-date.
Observation period end-dates:	Monthly
Underlying return:	For each underlying, (final underlying value - initial underlying value) / initial underlying value
Worst performer:	The underlying with the lowest underlying return
CUSIP / ISIN:	17330RDT9 / US17330RDT95
Stated principal amount:	$1,000 per security
Pricing Supplement:	Preliminary Pricing Supplement dated August 24, 2022

Hypothetical Payment at Maturity per Security

Assumes the securities have not been redeemed prior to maturity and does not include the final contingent coupon payment, if any

Hypothetical Worst Underlying Return	Hypothetical Payment at Maturity if Knock-in Event Has Not Occurred	Hypothetical Payment at Maturity if Knock-in Event Has Occurred
100.00%	$1,000.00	$1,000.00
75.00%	$1,000.00	$1,000.00
50.00%	$1,000.00	$1,000.00
25.00%	$1,000.00	$1,000.00
0.00%	$1,000.00	$1,000.00
-15.00%	$1,000.00	$850.00
-25.00%	$1,000.00	$750.00
-25.10%	N/A	$749.00
-50.00%	N/A	$500.00
-100.00%	N/A	$0.00

Selected Risk Considerations • You may lose some or all of your investment. If the securities are not redeemed prior to maturity, the final underlying value of the worst performer is less than its initial underlying value and a knock - in event has occurred, meaning the closing value of at least one of the underlyings was less than its knock - in value on at least one scheduled trading day during the period from but excluding the pricing date to and including the valuation date, you will be fully exposed to any depreciation of the worst performer. If the final underlying value of the worst performer is less than its initial underlying value and a knock - in event has occurred, you will lose 1% of the stated principal amount of your securities for every 1% by which the worst performer has declined from its initial underlying value. • You will not receive any contingent coupon for any observation period during which a coupon barrier event occurs. • The contingent coupon payments are contingent on the closing value of each underlying on each scheduled trading day throughout the observation periods. • The return on the securities depends solely on the performance of the worst performer. As a result, t he securities are subject to the risks of each of the underlyings and will be negatively affected if any one performs poorly. • You will be subject to risks relating to the relationship among the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • The securities may be redeemed prior to maturity, limiting your opportunity to receive contingent coupons if the worst performer performs in a way that would otherwise be favorable. • The securities offer downside exposure, but no upside exposure, to the underlyings. • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.